Exhibit 99.2

Windstream completes tax-free spinoff of CS&L

Transaction allows Windstream to reduce debt by more than $4 billion and increase network investments to enhance service to customers

Creates new opportunities for both companies to increase shareholder value

Release date – April 24, 2015

LITTLE ROCK, Ark. – Windstream Holdings Inc. (Nasdaq: WIN) announced today it has successfully completed the tax-free spinoff of select telecommunications network assets into Communications Sales and Leasing, Inc. (Nasdaq: CSAL) (“CS&L”), an independent publicly traded real estate investment trust (REIT). In addition, Windstream also announced the near completion of a one-for-six reverse stock split of Windstream’s shares. Under the terms of the spinoff and reverse stock split:

•	Windstream shareholders will receive one share of CS&L for every five shares of Windstream held of record as of 5 pm EDT on April 10, 2015. An ex-date of April 27, 2015 has been established by Nasdaq, therefore all trades through the close of business on April 24, 2015 carry the right to receive this distribution, and
•	Following the distribution of CS&L, Windstream will effect a one-for-six reverse stock split of Windstream common stock effective at 8:00 pm on April 26, 2015.

“Today’s successful spinoff will significantly advance our commitment to deliver value for shareholders,” said Tony Thomas, president and chief executive officer of Windstream. “This innovative transaction has made Windstream a stronger company with less debt and increased capacity to invest in our network to provide advanced communication services to customers. I’m also excited about the growth prospects of CS&L.”

The spinoff is expected to be a tax-free distribution to Windstream shareholders, and it requires no action by shareholders. We expect the CS&L shares to be deposited into shareholder’s accounts by April 30. Windstream shareholders will receive cash in lieu of fractional shares for amounts of less than one CS&L share.

As of today, CS&L is an independent, publicly-traded company that will begin trading on the NASDAQ stock exchange under the symbol “CSAL” on Monday,

April 27, 2015. Windstream will continue to trade on the NASDAQ stock exchange under the symbol “WIN”.

Windstream Cash Distribution and Dividend Practice

Windstream shareholders of record as April 10, 2015 will receive a cash dividend of $0.0659, which represents a pro-rated $0.25 dividend for the period April 1, 2015 through April 24, 2015. An ex-date of April 27, 2015 was established by Nasdaq and therefore all trades through the close of business on April 24, 2015 carry the right to receive the dividend payment. We expect the cash dividend to be distributed by April 30, 2015.

Beginning on April 27, 2015, after giving effect to the one-for-six reverse stock split, Windstream expects to pay an annual dividend of $0.60 per share, which will be paid on a quarterly basis.

Windstream Board Announcement

As previously announced and in connection with the spinoff, Windstream board member, Francis X. “Skip” Frantz, is leaving Windstream’s board and will serve as chairman of CS&L’s board. “It is hard to express in words what Skip has meant to Windstream and its shareholders,” said Tony Thomas. “He has been an invaluable board member and has played a major role in Windstream’s success; a role he will continue to play for CS&L”

Windstream Reduces Debt Outstanding

In connection with the spinoff, Windstream repaid debt in an aggregate amount equal to $2.4 billion under its outstanding credit agreement. Windstream also received cash proceeds of $1.035 billion, which is anticipated to be used to retire additional debt over the next 30 days. In addition, as a part of the spinoff, Windstream will retain a 19.9% stake in CS&L that will be used within the next 12 months to retire additional debt.

Windstream also amended its credit agreement to, among other things, extend the maturity date of the $1.25 billion revolving credit facility to April 24, 2020.

About Windstream

Windstream, a FORTUNE 500 company, is a leading provider of advanced network communications and technology solutions, including cloud computing and managed services, to businesses nationwide. The company also offers broadband, phone and digital TV services to consumers primarily in rural areas. For more information, visit the company’s online newsroom at news.windstream.com or follow on Twitter at @WindstreamNews.

Windstream claims the protection of the safe-harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to uncertainties that could cause actual future events and results to differ materially from those expressed in the forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding the expected benefits of the transaction and anticipated dividends. Such statements are based on estimates, projections, beliefs, and assumptions that Windstream believes are reasonable but are not guarantees of future events and results. Actual future events and results of Windstream may differ materially from those expressed in these forward-looking statements as a result of a number of important factors.

Factors that could cause actual results to differ materially from those contemplated in Windstream’s forward-looking statements include, among others, those factors under “Risk Factors” in Item 1A of Part I of Windstream’s Annual Report on Form 10-K for the year ended Dec. 31, 2014, and in subsequent filings with the SEC at www.sec.gov.

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Windstream Media Contact:

Michael Teague, 501-748-5876

michael.teague@windstream.com

Windstream Investor Contact:

Mary Michaels, 501-748-7578

mary.michaels@windstream.com